Delisting Determination, The Nasdaq Stock Market, LLC, March 5, 2025,
Aura FAT Projects Acquisition Corp.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Aura FAT Projects Acquisition Corp.
effective at the opening of the trading session on March 17, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5250(c)(1).
The Company was notified of the Staff determination on July 19, 2024.
On July 26, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel
(Panel) pursuant to Listing Rule 5815. The hearing was held on August 29, 2024. On September 5, 2024, the Panel informed Aura FAT Projects Acquisition Corp that they will be suspended from the Exchange on September 9, 2024. The Company securities were suspended on September 9, 2024. The Staff determination to delist the Company securities became final on October 21, 2024.